QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 25, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

The New York Times Company
(Exact Name of Registrant as Specified in its Charter)

New York	13-1102020
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

229 West 43rd Street
New York, New York 10036
(212) 556-1234

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

SOLOMON B. WATSON IV, ESQ.
Senior Vice President and General Counsel
The New York Times Company
229 West 43rd Street
New York, New York 10036
(212) 556-1234
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
HOWARD A. KENNY, ESQ.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000

        Approximate Date of Commencement of Proposed Sale of the Securities to the Public: From time to time after the effective date of this registration statement, as determined by market conditions.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Debt Securities(1)(4)	$500,000,000	100%	$500,000,000	$58,850

(1)
Subject to note (4) below, there is being registered hereunder an indeterminate principal amount of Debt Securities of the Registrant as may be sold from time to time at indeterminate prices.

(2)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. As described in note (4) below, the aggregate public offering price of the securities registered hereby will not exceed $500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(3)
Exclusive of accrued interest, if any.

(4)
This registration statement relates to the registration of $500,000,000 aggregate principal amount (or initial offering price) of securities being registered hereby. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $500,000,000 or the equivalent hereof in one or more foreign currencies, foreign currency units or composite currencies. It is not practicable to determine the principal amount of Debt Securities and proposed maximum offering price per security at this time, as they will depend, among other things, on the term(s) of such securities and prevailing interest rates at the time of the offering.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is neither final nor complete. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor is it an invitation for offers to buy these securities in any state where not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2005

PROSPECTUS

$500,000,000

THE NEW YORK TIMES COMPANY

Debt Securities

        Our debt securities maybe offered from time to time in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide you with the specific terms of the debt securities to be offered in a supplement to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        Investing in our debt securities involves risks. See "Risk Factors" beginning on page 1.

        The debt securities we may offer pursuant to this prospectus will have an initial aggregate offering price of up to $500,000,000 or the equivalent amount in other currencies or currency units subject to reduction as a result of the sale under certain circumstances of other securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

THE NEW YORK TIMES COMPANY

        The New York Times Company was incorporated on August 26, 1896, under the laws of the State of New York. We are a diversified media company including newspapers and related Internet businesses, television and radio stations, and forest products and other investments.

        In 2004, we classified our businesses in the following segments:

  •
  the News Media Group: The New York Times Media Group, consisting of The New York Times ("The Times"), NYTimes.com, the International Herald Tribune (the "IHT"), a newspaper distributor in the New York City metropolitan area, news, photo and graphics services and news and features syndication; the New England Media Group, consisting of The Boston Globe (the "Globe"), Boston.com and the Worcester Telegram & Gazette, in Worcester, Mass. (the "T&G"); and the Regional Media Group, consisting of 15 newspapers in Alabama, California, Florida, Louisiana, North Carolina and South Carolina and related print and digital businesses.

  •
  the Broadcast Media Group: television stations WTKR-TV serving Norfolk, Va.; WREG-TV serving Memphis, Tenn.; KFOR-TV serving Oklahoma City, Okla.; WNEP-TV serving Scranton, Penn.; WHO-TV serving Des Moines, Iowa; WHNT-TV serving Huntsville, Ala.; WQAD-TV serving Moline, Ill.; and KFSM-TV serving Fort Smith, Ark.; and radio stations WQXR-FM and WQEW-AM in New York City.

        Additionally, we own equity interests in a Canadian newsprint company and a supercalendered paper manufacturing partnership in Maine; the Discovery Times Channel ("DTC"), a digital cable television channel; and New England Sports Ventures, LLC ("NESV"), which owns the Boston Red Sox baseball club (including Fenway Park and approximately 80% of New England Sports Network, a regional cable sports network).

        Our common stock is listed on the New York Stock Exchange under the symbol "NYT".

        Our principal executive office is at 229 West 43rd Street, New York, NY, and our telephone number there is (212) 556-1234. Our internet address is http://www.nytco.com.

RECENT DEVELOPMENTS

        On February 17, 2005, we announced that we had agreed to purchase About, Inc., an on-line consumer information provider on a wide variety of topics and interest areas, for a purchase price of approximately $410 million. The acquisition, which is subject to customary regulatory approval, is expected to be completed by late first quarter or early second quarter of 2005. We expect the acquisition to provide us with strategic benefits, including diversifying our advertising base and extending our reach among internet users.

RISK FACTORS

        In addition to the other information contained and incorporated by reference in this prospectus, you should consider carefully the following factors before deciding to purchase our debt securities. Our business is also affected by changes in general economic and business conditions, acts of war, terrorism and natural disasters.

Risks associated with our company

        A decline in advertising revenue, our largest source of revenue, would adversely affect us. Advertising revenue tends to be lower in the first and third calendar quarters of each year.

        Advertising is our most significant source of revenue in newspaper, broadcasting and digital media. National and local economic conditions, particularly in the New York City and Boston metropolitan regions, affect the levels of our retail, national and in particular, classified advertising revenue. Structural changes in the retail environment, such as increased consolidation among major advertisers, may also depress the level of advertising revenue.

        Competition from other forms of media available in our various markets, including, but not limited to, other newspapers, broadcasters, cable systems and networks, satellite television and radio, Web sites, magazines, direct marketing, and the Yellow Pages, affects our ability to attract and retain advertisers and to increase advertising rates. In recent years, Web sites dedicated to recruitment, real estate and automobile sales have become significant competitors of our newspapers and Web sites for classified advertising.

        Channel capacities of both cable and direct broadcast satellites have continued to increase as a result of digital transmission technology and the rebuilding of many cable systems. These developments, coupled with the diversion of television audiences to Internet services, have greatly increased the number of electronic video and non-video information and entertainment services with which all television stations compete, with resulting fragmentation of the television viewing audience. This fragmentation may adversely affect our television stations' ability to sell advertising.

        Seasonal variations in advertising revenues cause our quarterly consolidated results to fluctuate. Second-quarter and fourth-quarter advertising volume is typically higher than first- and third-quarter volume because economic activity tends to be lower during the winter and summer.

        We also rely on circulation revenue, which is affected by competition and by consumer trends, including declining consumer spending on newspapers.

        Circulation is another significant source of revenue for us. Circulation revenue and our ability to institute price increases for our print products are affected by:

  •
  competition from other publications and other forms of media available in our various markets;

  •
  changing consumer lifestyles resulting in decreasing amount of free time;

  •
  declining frequency of regular newspaper buying among young people; and

  •
  increasing costs of circulation acquisition, particularly with the adoption of "do-not-call" legislation.

        The price of newsprint has been historically volatile and could increase significantly, which would have an adverse affect on our operating results.

        Paper, and newsprint in particular, is our most important raw material and represents a significant portion of our costs and expenses. The price of newsprint has historically been volatile. Consolidation in the North American newsprint industry has reduced the number of suppliers. This has led to paper mill closures and conversions to other grades of paper, which in turn have decreased overall newsprint capacity and increased the likelihood of price increases in the future. Our operating results would be adversely affected if newsprint prices increase significantly.

        A significant portion of our employees are unionized and our results could be adversely affected if labor negotiations were to restrict our ability to maximize the efficiency of our operations.

        A significant portion of our workforce is unionized. As a result, we are required to negotiate the wages, salaries, benefits, staffing levels and other terms with many of our employees collectively. Our results could be adversely affected if labor negotiations were to restrict our ability to maximize the efficiency of our operations. In addition, if we experienced labor unrest, our ability to produce and deliver our most significant products could be impaired.

  Our results may be adversely affected by world events beyond our control.

        Our results may be affected in various ways by events beyond our control, such as wars, political unrest, acts of terrorism or natural disasters, which could result in a temporary steep decline in advertising and increased expense. For example, we have incurred significant increased costs in covering the war on Iraq. Similar events may occur in the future and could have a material adverse effect on our operating results.

        We continue to make an effort to develop new products and services for evolving markets. There can be no assurance of the success of these efforts due to a number of factors, some of which are beyond our control.

        There are substantial uncertainties associated with our efforts to develop new products and services for evolving markets. The success of these ventures will be determined by our efforts, and in some cases by those of our partners, fellow investors and licensees. Initial timetables for the introduction and development of new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as the development of competitive alternatives, rapid technological change, regulatory changes and shifting market preferences, may cause new markets to move in unanticipated directions.

        We may buy or sell different properties as a result of our evaluation of our portfolio of products, which actions may affect our costs, revenues, profitability and financial position.

        From time to time, we evaluate the various components of our portfolio of products and may, as a result, buy or sell different properties. Such acquisitions or divestitures may affect our costs, revenues, profitability and financial position. We may also consider the acquisition of specific properties or businesses that fall outside our traditional lines of business if it deems such properties sufficiently attractive. From time to time, we make non-controlling minority investments in public and private entities. We may have limited voting rights and an inability to influence the direction of such entities.

        Acquisitions involve risks, including difficulties in integrating acquired operations, diversions of management resources, debt incurred in financing such acquisitions and other anticipated problems and liabilities.

  Regulatory developments may result in increased costs.

        All of our operations are subject to government regulation in the jurisdictions in which they operate. Changing regulations may result in increased costs and adversely affect results.

        Our broadcast stations in particular are subject to regulatory developments that may affect their future profitability. All commercial television and radio stations are subject to Federal Communication Commission, or FCC, regulation. Radio and television stations broadcast under licenses that are generally granted and renewed for a period of eight years. the FCC substantially regulates radio and television station operations in many significant ways, including, but not limited to, employment practices, political advertising, indecency and obscenity, sponsorship identification, children's programming, issue-responsive programming, closed captioning, signal carriage, ownership, and engineering, transmissions, antenna and other technical matters. In addition, under FCC regulation, we have been required to construct digital television stations in all eight of our television markets. While such stations are now in operation, the new digital stations are unlikely to produce significant additional revenue until consumers have purchased a substantial number of digital television receivers. At a date to be set by the FCC, each television station will be required to return one of the two channels currently assigned to it and operate as a digital facility exclusively. It remains uncertain how the transition to digital television will affect our broadcast operations.

        Due to the wide geographic scope of its operations, the IHT is subject to regulation by political entities throughout the world.

        We face competition with larger and more diversified entities for circulation and advertising revenues, which may increase due to media consolidation and convergence, especially if deregulation continues.

        Changes in the regulatory and technological environment are bringing about a global consolidation of media companies and convergence among various forms of media. Future FCC media ownership rule-making proceedings may permit even greater consolidation in the United States through the elimination of various ownership restrictions, such as newspaper and broadcast station cross-ownership, and restrictions on multiple television station ownership in a single market. Although, in 2003, the FCC had promulgated new rules covering these subjects, those revisions of the rules were appealed to the United States Court of Appeals for the Third Circuit, which substantially found them unjustified and remanded them to the FCC for further proceedings. The effectiveness of those rules was stayed before they went into effect and, with limited exception, remain stayed pending further FCC proceedings and court review. In addition, Congress is actively considering legislation that may affect regulation of broadcasting, including but not limited to, ownership restrictions.

        As a result, our operations could be adversely affected by actions of the FCC, the courts and/or Congress that could alter rules applicable to broadcast radio and television ownership in a way that would lead to our facing increased competition from larger media entities. The new media ownership rules, in addition to potentially resulting in increased competition from larger entities, may also make it possible for us to expand our own media interests in ways thus far prohibited by the FCC's rules.

Risks associated with the offering

        An active trading market for the debt securities may not develop and you may not be able to resell them.

        We can offer no assurance as to liquidity of any market that may develop for debt securities offered by this prospectus, your ability to sell the debt securities or the price at which you may be able to sell the debt securities. Future trading prices of the debt securities will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        Our debt securities may be redeemed before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

        Unless the prospectus supplement provides otherwise, we may redeem all or a portion of the debt securities at any time. If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

Risks related to debt securities denominated in a foreign currency

        The information set forth below does not describe all risks of an investment in securities that result from such securities being denominated in a foreign currency or currency unit. Additional material foreign currency risks pertaining to a particular debt security denominated in a foreign currency will be disclosed in the prospectus supplement for that debt security. You should consult your own financial and legal advisors as to the risks entailed by an investment in foreign currency securities. Foreign currency securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

        Investment in foreign currency securities is subject to the possibility of significant adverse changes in the exchange rate between the U.S. dollar and the currency of the securities and the possibility of the imposition or modification of foreign exchange controls by the United States or foreign governments.

        If you invest in foreign currency securities, there will be significant risks not associated with investments in debt instruments denominated in U.S. dollars. These risks include the possibility of significant adverse changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and this volatility may continue in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency securities, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your securities and, generally, in the U.S. dollar-equivalent market value of your securities.

        Judgment on an action based on foreign currency securities commenced in a court of the United States would likely be granted only in U.S. dollars and it is not clear whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date.

        If an action based on foreign currency securities was commenced in a court of the United States, it is likely that the court would grant judgment relating to those securities only in U.S. dollars. It is not clear, however, whether, in granting this judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date the judgment is rendered or some other date. Under current New York law, a state court in the State of New York that gives a judgment on a foreign currency security would be required to give the judgment in the specified currency in which the foreign currency security is denominated, and this judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of foreign currency securities would bear the risk of exchange rate fluctuations between the time that the amount of the judgment is calculated and the time that the applicable trustee converts U.S. dollars to the specified currency for payment of the judgment.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement under the Securities Act of 1933 relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information rather than different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  •
  Annual Report on Form 10-K for the fiscal year ended December 26, 2004, filed with the SEC on February 24, 2005.

  •
  Current Report on Form 8-K, filed with the SEC on February 24, 2005.

        You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at the following address:

The New York Times Company 229 West 43rd Street New York, NY 10036 (212) 556-1234 http://www.nytco.com

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

USE OF PROCEEDS

        We currently intend to use the net proceeds received from any offering of these securities for general corporate purposes, which may include the reduction of indebtedness, possible acquisitions and any other purposes that we may describe in a prospectus supplement. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended
	December 26, 2004	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000
Ratio of Earnings to Fixed Charges	8.77	9.24	9.26	6.37	9.13

        The Ratio of Earnings to Fixed Charges should be read in conjunction with our Form 10-K for the fiscal year ended December 26, 2004 incorporated by reference into this prospectus.

DESCRIPTION OF DEBT SECURITIES

        Please note that in this section, references to "we", "us", "ours" or "our" refer only to The New York Times Company and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names on the books maintained by us or the trustee for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in our debt securities should read the section below entitled "Global Securities".

General

        The debt securities offered by this prospectus will be our unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness. The debt securities will be issued under an indenture dated as of March 29, 1995 between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) as supplemented by indenture supplements dated as of August 21, 1998 and July 26, 2002 and as further supplemented from time to time. A copy of the indenture and each supplement is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. You can obtain a copy of the indenture and any indenture supplements by following the directions outlined in "Where You Can Find More Information", or by contacting the indenture trustee, JPMorgan Chase Bank.

        The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms which will be disclosed in an accompanying prospectus supplement for a particular series. You should read the more detailed provisions of the indenture, including the defined terms. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

        The indenture provides that our unsecured unsubordinated debt securities may be issued in one or more series without limitation as to aggregate principal amount and with terms not inconsistent with the indenture, in each case, as we authorize from time to time. (Section 301)

Types of Debt Securities

        We may issue fixed rate, floating rate or indexed debt securities.

  Fixed rate debt securities

        Fixed rate debt securities will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

  Floating rate debt securities

        A floating rate debt security will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If a debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in the applicable supplement.

        Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

        For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

  Indexed debt securities

        A debt security of this type provides that the principal amount payable at its maturity and the amount of interest payable on an interest payment date will be determined by reference to:

  •
  securities of one or more issuers;

  •
  one or more currencies;

  •
  one or more commodities;

  •
  any other financial, economic or other measure or instrument, including the occurrence or nonoccurrence of any event or circumstance; or

  •
  one or more indices or baskets of the items described above.

        If you are a holder of an indexed debt security, you may receive an amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

        An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder's option.

        If you purchase an indexed debt security, the applicable prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so.

        Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate and its calculation of the amount of interest for any interest period will be final and binding in the absence of manifest error.

        All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

        In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates.

  Original issue discount debt securities

        A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity.

Form, Exchange and Transfer of Debt Securities

        Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be issued:

  •
  only in fully registered form; and

  •
  in denominations of $1,000 and integral multiples of $1,000. (Section 302)

        Holders may exchange their debt securities for debt securities of the same series in any authorized denominations, as long as the total principal amount is not changed. (Section 305)

        Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the registration, exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities. (Section 305)

        If a debt security is issued as a global debt security, only the depositary—e.g., The Depository Trust Company, Euroclear and Clearstream—will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. See "Global Securities" below for additional information.

        The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of exercise or exchange will be described in the applicable prospectus supplement.

        If the debt securities of any series are to be redeemed in part, we will not be required to issue, register the transfer of or exchange any debt security of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of that mailing, or register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of that security being particularly redeemed. (Section 305)

Global Securities

        Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities it represents. Each global security will be registered in the name of a depositary or its nominee, will be deposited with that depositary or nominee and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters that may be provided for pursuant to the indenture.

        No global security may be exchanged in whole or in part for securities registered, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for that global security or any nominee of that depositary unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary for that global security or has ceased to be qualified to act as depositary as required by the indenture;

  •
  there shall have occurred and be continuing an event of default with respect to the debt securities represented by that global security; or

  •
  there shall exist circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

        All securities issued in exchange for a global security or any portion of global securities will be registered in the names that the depositary requests. (Sections 204 and 305)

        As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the securities represented by the global security for all purposes under the securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have the global security or any securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificates securities in exchange for their beneficial interest and will not be considered to be the owners or holders of the global security or any securities represented by the global security for any purpose under the securities or the indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee as the holder of the global securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Ownership of beneficial interests in a global security will be limited to institutions, referred to as participants, that have accounts with the depositary or its nominee participants and to persons that may hold beneficial interests through participants. In connection with the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants' interests, or by a participant, with respect to interests of persons held by that participant on their behalf. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time.

        None of us, JPMorgan Chase Bank as trustee, or any agent of ours or of JPMorgan Chase Bank will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Information in the Prospectus Supplement

        The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

  •
  the title of the series;

  •
  any limit on the total principal amount offered of the same series:

  •
  if applicable, the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

  •
  the maturity date or dates;

  •
  whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

  •
  if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

  •
  if the debt security is an original issue discount debt security, the yield to maturity;

  •
  if the debt securities are floating rate debt securities, the interest rate basis, any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

  •
  if other than in U.S. dollars, the currency, currencies or currency unit in which payments will be made;

  •
  any provisions for the payment of additional amounts for taxes;

  •
  the denominations in which the currency, currencies or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

  •
  the terms and conditions on which the debt securities may be redeemed at our option;

  •
  any obligation of ours to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event, and the terms and conditions of redemption, purchase or repayment;

  •
  the person to whom any interest on any debt security of the series is payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date;

  •
  the regular record date for any interest payable on any interest payment date;

  •
  the place or places where the principal of, premium, if any, and interest on the debt security will be payable;

  •
  any index or formula used to determine the amount of payments of principal, if any, and any premium and interest on the debt security;

  •
  if the debt security is an indexed debt security, the principal amount, if any, that we will pay you at maturity, the amount of interest, if any, that we will pay on an interest payment date or the formula that we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for, or payable in, cash, securities or other property;

  •
  if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration of the maturity of the debt security;

  •
  if the principal amount of the debt security which will be payable at the maturity of the debt security will not be determinable as of any date before maturity, the amount which will be deemed to be the outstanding principal amount of the debt security;

  •
  the applicability of any provisions described under "—Defeasance and Covenant Defeasance";

  •
  the depositary for the debt security, if other than The Depository Trust Company, and any circumstances under which the holder may request securities in nonglobal form;

  •
  the applicability of any provisions described under "—Default, Remedies and Waiver of Default";

  •
  any additional covenants applicable to the debt securities;

  •
  the names and duties of any cotrustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security; and

  •
  any other terms of the debt security, which could be different from those described in this prospectus.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security will be made to the person in whose name such debt security is registered at the close of business on the record date for that payment of interest. (Section 307)

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the principal corporate trust office of JPMorgan Chase Bank in New York City, except, that at our option, payment of any interest may be made by check mailed to the address of the person entitled to the payment which appears in the security register. We may designate additional paying agents or rescind the designation of any paying agent at any time, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

        All moneys paid by us to JPMorgan Chase Bank or any other paying agent for the payment of the principal of, or any premium or interest on, any debt security which moneys remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us. The holder of the debt security thereafter may, as an unsecured creditor, look only to us for payment of the unclaimed funds, and all liability of JPMorgan Chase Bank or any other paying agent with respect to the unclaimed funds will cease upon payment of the unclaimed funds. (Section 1003)

Covenants

        This subsection describes promises we make in the indenture for the benefit of the holders of our debt securities. Compliance with the covenants described in this prospectus generally may not be waived by us or by the trustee under our indenture unless, with respect to a series of our debt securities, the holders of at least a majority in principal amount of all outstanding debt securities of that series entitled to the benefit of these covenants consent to the waiver.

        In this subsection, we use several specialized terms that are given special meanings in the debt securities. These terms are defined in "Special Terms Used in Covenants". You may find it useful to refer to that section in reading the covenants.

  Limitations on Liens

        The indenture provides that we may not, nor may we permit any significant subsidiary to, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a lien upon any principal property or on any shares of stock or indebtedness of any significant subsidiary, whether such property, shares of stock or indebtedness is owned at the date of the indenture or thereafter acquired, without providing that the debt securities of any series outstanding together with, if we so determine, any other debt of, or guaranteed by, us or the significant subsidiary that is not subordinated to the debt securities, subject to applicable priority of payment, shall be secured equally and ratably with or, at our option, prior to such debt. This restriction will not apply to:

  •
  liens existing on the date of the indenture or, as to debt securities of any series, on the first date of issue of any debt security of that series;

  •
  liens on property, shares of stock or indebtedness of or guaranteed by any corporation or other entity existing at the time such corporation or other entity becomes a significant subsidiary; provided, however, that the lien is not created, incurred or assumed in connection with, or in contemplation of, that entity becoming a significant subsidiary and does not extend to any other principal property;

  •
  liens on property existing at the time of its acquisition, or liens on property that secure the payment of the purchase price of that property, or liens on property that secure indebtedness for money borrowed that is incurred or guaranteed for the purpose of financing the purchase price of that property or the construction of that property, including liens on existing property that secure debt financing for improvements to that existing property, which debt is incurred or guaranteed within one year after the acquisition or completion of such construction or commencement of full operation of that property;

  •
  liens securing indebtedness for money borrowed by a significant subsidiary that is owed to us or any of our wholly owned subsidiaries;

  •
  liens on property of a corporation or other entity existing at the time that entity is merged into or consolidated with us or a significant subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other entity as an entirety or substantially as an entirety by us; provided that such lien is not created, incurred or assumed in connection with, or in contemplation of, that merger, consolidation, purchase, lease or other acquisition and does not extend to any other principal property;

  •
  liens in favor of the United States or any individual state or any of their agencies, instrumentalities or political subdivisions in favor of any other country or any of its political subdivisions, to secure progress, advance or other payments pursuant to any contract with that entity or any statute of the United States or any individual state;

  •
  liens in favor of the trustee under the indenture; or

  •
  any extension, renewal or replacement, in whole or in part, of any lien referred to in the foregoing clauses, provided that such extension, renewal or replacement lien is limited to all or a part of the same property, and its improvements or, that secured the lien extended, renewed or replaced.

        Notwithstanding the foregoing, we or one or more of our significant subsidiaries may, without securing the debt securities, issue, assume or guarantee secured indebtedness for money borrowed which would otherwise be subject to the foregoing restrictions, provided that, after issuing, assuming or guaranteeing that indebtedness, the aggregate amount of such indebtedness then outstanding, not including secured debt permitted under the foregoing exceptions, at such time does not exceed 20% of our shareholders' equity as shown on our consolidated financial statements as of the end of the fiscal year next preceding the date of determination. (Section 1008)

  Limitations on Sale and Leaseback Transactions

        We will not, and will not permit any significant subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor, or to which any lender or investor is a party, providing for the leasing by us or a significant subsidiary for a period, including renewals, in excess of three years of any principal property that has been owned by us or a significant subsidiary for more than six months and that has been or is to be sold or transferred by us or a significant subsidiary to that lender or investor or to any person to whom funds have been or are to be advanced by that lender or investor on the security of that principal property unless either:

  •
  we or the significant subsidiary would be entitled to issue, assume or guarantee indebtedness for money borrowed secured by the property involved at least equal in amount to the amount of attributable debt in respect of such transaction without equally and ratably securing the debt securities of any outstanding series which are entitled to the benefits of this provision of the indenture; provided that the attributable debt will be deemed to be debt subject to the provisions of the "Limitations on Liens" covenant described above; or

  •
  an amount equal to such attributable debt is applied to the retirement of our indebtedness for money borrowed or of a significant subsidiary having a remaining maturity of one year or more and which is not subordinated to the debt securities of any outstanding series. (Section 1009)

Special Terms Used in Covenants

        In the subsection above entitled "Covenants", we use several terms that have special meanings relevant to the promises we make in the debt securities. Those special meanings are set forth below.

        "attributable debt" means as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that person under that lease during the remaining primary term thereof or any renewal terms for which the lease may be extended at the option of the lessor, discounted from the respective due dates to that date at a rate per annum equal to the prevailing market interest rate, at the time the lease was entered into, on United States Treasury obligations having a maturity substantially the same as the average term of that lease plus 3%. The net amount of rent required to be paid under that lease for that period will be the aggregate amount of rent payable by the lessee with respect to that period after excluding amounts required to he paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of any penalty, but no rent will be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated. In the case of any lease under which the amount of rent is indeterminate (e.g., where rent is based on sales or profits), the net amount of rent required to be paid per year for the remaining term of the lease will be deemed to be the amount of rent paid during the fiscal year immediately proceeding the date as of which the amount is to be determined.

        "consolidated net tangible assets" means the aggregate amount of assets less all current liabilities and all goodwill, trademarks, patents, unamortized debt discount and expense, organization or developmental expenses, and other like intangibles, all as set forth on our most recent consolidated balance sheet prepared in accordance with generally accepted accounting principles.

        "lien" means any mortgage, lien, pledge, charge, security interest or other similar encumbrance.

        "principal property" means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing owned by us or a significant subsidiary, which would be reflected on our consolidated balance sheet prepared in accordance with generally accepted accounting principles and which, on the date as of which the determination is being made, exceeds five percent of the consolidated net tangible assets, but excluding all tangible property located outside the United States and excluding any property, which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries, taken as a whole.

        "significant subsidiary" means any subsidiary that, in accordance with generally accepted accounting principles, is consolidated with us in our consolidated financial statements and that generated seven percent or more of the revenues or held seven percent or more of the assets of us and our consolidated subsidiaries for or at the end of our most recently completed fiscal year for which we filed an Annual Report on Form 10-K or proxy statement containing audited financial results with the SEC.

        "subsidiary" means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries, or any other entity, other than a corporation, including a limited liability company, in which we, a subsidiary of ours or we and/or one or more other subsidiaries, has or have more than a 50% interest. (Section 101)

Mergers and Sales of Assets

        The indenture provides that we will not merge or consolidate with or into another person or transfer or lease our assets substantially as an entirety to another person, and another person may not merge or consolidate with or into us or transfer or lease its assets substantially as an entirety to us unless:

  •
  either we are the continuing company, or the successor company, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture;

  •
  immediately after giving effect to the transaction, there would not be any default in the performance of any covenant or condition of the indenture; and

  •
  if, as a result of the transaction, property of ours would become subject to a lien, as defined above, that would not be permitted under the covenant "Limitation on Liens" described above, we would be required to secure the debt securities equally and ratably with the indebtedness secured by the lien. (Section 801)

Modification of the Indentures and Waiver of Covenants

        There are different types of changes that we can make to the indenture and the debt securities of any series under that indenture.

  Changes of the Indenture Requiring Each Holder's Approval

        There are certain changes that cannot be made without the approval of each holder of a debt security affected by the change. Here is a list of those types of changes:

  •
  changing the stated maturity for any principal or interest payment on a debt security;

  •
  reducing the principal amount or the interest rate or the premium payable on any debt security;

  •
  reducing the amount of principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

  •
  changing the currency of any payment on a debt security;

  •
  changing the place of payment on a debt security;

  •
  impairing a holder's right to sue for payment of any amount due on its debt security;

  •
  reducing the percentage in principal amount of the debt securities of any series, the approval of whose holders is needed to change the applicable indenture or those debt securities;

  •
  reducing the percentage in principal amount of the debt securities of any series, the consent of whose holders is needed to waive our compliance with the applicable indenture or waiving defaults; and

  •
  changing the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or adding to the provisions that cannot be changed or waived without approval of the holder of each affected debt security. (Section 902)

  Changes of the Indenture Not Requiring Approval

        Another type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. (Section 901)

        We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. (Section 901)

  Changes of the Indenture Requiring Majority Approval

        Any other change to the indenture and the debt securities issued under the indenture would require the following approval:

  •
  If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

  •
  If the change affects the debt securities of more than one series of debt securities issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of each series affected by the change.

In each case, the required approval must be given by written consent.

        The same majority approval would be required for us to obtain a waiver of any of our covenants. If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "—Changes of the Indenture Requiring Each Holder's Approval", unless that holder approves the waiver. Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver. (Section 1010)

Special Rules for Action by Holders

        When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

  Only Outstanding Debt Securities Are Eligible

        Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. We will also count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be "outstanding":

  •
  if it has been surrendered for cancellation or cancelled;

  •
  if we have deposited or set aside, in trust for its holder, money for its payment or redemption and have duly given notice of its redemption, if appropriate;

  •
  if we have fully defeased it as described below under "Defeasance and Discharge—Full Defeasance";

  •
  if it has been exchanged for other debt securities of the same series due to mutilation, destruction, loss or theft; or

  •
  if we or one of our affiliates is the owner, unless the debt security is pledged under certain circumstances described in the indenture. (Section 101)

  Eligible Principal Amount of Some Debt Securities

        In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

        For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

  •
  For an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default.

  •
  For a debt security whose principal amount is not determinable, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be determinable, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date.

  •
  For debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

  Determining Record Dates for Action by Holders

        We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities. (Section 104)

Default, Remedies and Waiver of Default

        You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

  Events of Default

        Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

  •
  We do not pay interest on any debt security of that series within 30 days after the due date;

  •
  We do not pay the principal or any premium of any debt security of that series on the due date;

  •
  We do not deposit a sinking fund payment with regard to any debt security of that series on the due date but only if the payment is required under the applicable prospectus supplement;

  •
  We remain in breach of any covenant we make in the indenture for the benefit of the relevant series for 90 days after we receive a written notice of default, stating that we are in breach and requiring us to remedy the breach, from the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

  •
  We file for bankruptcy, or other events of bankruptcy, insolvency or reorganization relating to us occur; or

  •
  If the prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

  Remedies if an Event of Default Occurs

        If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the debt securities of that series will be automatically due and payable, without any action by the trustee or any holder. (Section 502)

        Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration for the entire series provided we have done the following:

  •
  We have paid or deposited with the trustee an amount sufficient to pay the following:

  •
  all overdue interest on all the securities of that series;

  •
  any principal or premium on the securities of that series that have become due (other than by the acceleration); and

  •
  any interest on the overdue principal or premium payments at the rate provided for that series; and

  •
  All events of default, other than the failure to pay accelerated principal or other amounts, have been cured or waived. (Section 502)

        If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

        Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

  •
  The holder of your debt security must give the trustee written notice of a continuing event of default;

  •
  The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

  •
  The trustee must not have taken action for 60 days after the above steps have been taken; and

  •
  During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request. (Section 507)

        You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

  Waiver of Default

        The holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security or a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series, however, without the approval of the particular holder of that debt security. (Section 513)

  We Will Give the Trustee Information About Defaults Annually

        We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities issued under it, or else specifying any default under the indenture. (Section 1004)

        Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity. Book-entry and other indirect owners are described under "Global Securities."

Defeasance and Discharge

        The provisions for full defeasance and covenant defeasance described below apply to each debt security if so indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each debt security that has a specified currency of U.S. dollars and is not a floating rate or indexed debt security.

  Full Defeasance

        If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

  •
  We must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government notes or bonds or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

  •
  No event of default under the indenture may have occurred and be continuing, and no event of default described in the fifth bullet point under "Default, Remedies and Waiver of Default—Events of Default" may have occurred and be continuing at any time during the 90 days following the deposit in trust;

  •
  There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt security would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security; and

  •
  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

        If we ever fully defeased your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment if there was any shortfall.

  Covenant Defeasance

        Under current U.S. federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants relating to your debt security listed in the bullets below and any additional restrictive covenants that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants.

        If we accomplish covenant defeasance with regard to your debt security, the following provisions, of the applicable indenture and your debt security would no longer apply:

  •
  the requirement to secure the debt securities equally and ratably in the event that property of ours becomes subject to a lien as described in the third bullet under "Mergers and Sales of Assets";

  •
  the covenants described above entitled "Limitations on Liens" and "Limitations on Sales and Leasebacks";

  •
  any additional covenants that your prospectus supplement, states are applicable to your debt security; and

  •
  the events of default resulting from a breach of covenants, described in the fourth bullet point under "Default, Remedies and Waiver of Default—Events of Default".

        If we accomplish covenant defeasance on your debt security, we must still repay your debt security if there is any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Foreign Currency Debt Securities

        Debt Securities of a series may be denominated in such foreign currencies or currency units as we may designate at the time of offering. Unless otherwise indicated in an applicable prospectus supplement, a foreign currency debt security will not be sold in, or to a resident of, the country of the specified currency in which such debt security is denominated. Prospective purchasers of foreign currency debt securities should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a foreign currency debt security or the receipt of payments of principal of, and any premium and interest on, a foreign currency debt security in a specified currency.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Governing Law

        Unless otherwise stated in the prospectus supplement, the debt securities and the indenture will be governed by New York law.

Concerning the Trustee under the Indenture

        We have and may continue to have banking and other business relationships with JPMorgan Chase Bank, or any subsequent trustee, in the ordinary course of business.

PLAN OF DISTRIBUTION

        We may sell our debt securities from time to time in their initial offering to one or more underwriters for public offering and sale by them or to investors directly or through agents or through a combination of any of these methods. We will name any underwriter or agent involved in the offer and sale of any offered securities in the applicable prospectus supplement.

        The debt securities we distribute by any of these methods may be sold to the public in one or more transactions at a fixed price or prices, which may be changed, or, from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions specified in any prospectus supplement. Underwriters may sell offered securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. These concessions and/or commissions may be changed from time to time. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions.

        We will specify in the prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

        We may agree or provide underwriters, dealers and agents indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

        Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm and the terms of its agreement, if any, with us and its compensation in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

        If we so indicate in a prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in such prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

  •
  the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

  •
  if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount thereof covered by contracts.

        Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

        All offered securities will be a new issue of securities with no established trading market. An underwriter to whom we sell offered securities for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any offered securities.

        Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

LEGAL MATTERS

        Morgan, Lewis & Bockius LLP has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus.

EXPERTS

        The consolidated financial statements, the related financial statement schedules and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 26, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following are the estimated expenses incurred in connection with the offering described in this registration statement (other than underwriting discounts and commissions).

SEC registration fee	$58,850
NASD fee	0	*
Rating Agency fees	400,000	*
Exchange listing fees	0	*
Legal fees and expenses	75,000	*
Transfer Agent and Trustees fees and expenses	10,000	*
Blue Sky qualification fees and expenses	0	*
Printing and engraving fees and expenses	30,000	*
Miscellaneous	15,000	*

Total	$588,850

*
Estimated and subject to future contingencies.

Item 15. Indemnification of Directors and Officers

        Pursuant to the New York Business Corporation Law (NYBCL), we have the power to indemnify certain persons, including our officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for The New York Times Company (the "Company").

        Pursuant to Article Ninth of our amended and restated certificate of incorporation, no director of the Company shall be personally liable to the Company or its stockholders for damages for any breach of duty as a director; provided that Article Ninth shall neither eliminate nor limit liability: (a) if a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts of misconduct violated Section 719 of the NYBCL; or (b) for any act or omission prior to the effectiveness of Article Ninth. Any repeal of or modification to the provisions of Article Ninth shall not adversely affect any right or protection of a director of the Company existing pursuant to Article Ninth immediately prior to such repeal or modification.

        Under our by-laws, any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the Company, or served any other corporation or entity of any type or kind, domestic or foreign, in any capacity, at the request of the Company, shall be indemnified against judgments, fines, amounts paid in settlement, taxes or penalties and expenses, including attorneys' fees, to the full extent permitted by law; provided that no indemnification may be made in any case if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

        Our by-laws provide that such right to indemnification is not intended to limit any right to indemnification to which any officer or director would be entitled by law in the absence of such by-law provision, nor shall it be deemed exclusive of any other rights such a person may have under law, any provision of our certificate of incorporation or by-laws, any agreement approved by our board of directors, or a resolution of stockholders or directors.

        We maintain directors' and officers' liability insurance which insures against liabilities that directors, or officers of the Company may incur in such capacities.

Item 16. Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1 to the Registrant's registration statement on Form S-3 File No. 33-57403)
4.1
Indenture, dated March 29, 1995, between The New York Times Company and JPMorgan Chase Bank (formerly known as Chemical Bank), as trustee (incorporated by reference to Exhibit 4 to the Registrant's registration statement on Form S-3 File No. 33-57403)
4.2
First Supplemental Indenture, dated August 21, 1998 between The New York Times Company and JPMorgan Chase Bank (formerly known as Chemical Bank and as The Chase Manhattan Bank), as trustee (incorporated by reference to Exhibit 4.2 to the Registrant's registration statement on Form S-3 File No. 333-62023)
4.3
Second Supplemental Indenture, dated July 26, 2002, between The New York Times Company and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.3 to the Registrant's registration statement on Form S-3 File No. 333-97199)
5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered
12.1	Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to the Registrant's Annual Report on Form 10-K for the year ended December 26, 2004)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
25.1	Statement on Form T-1 of the eligibility of JPMorgan Chase Bank, as trustee

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

(1)	(i)	to file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement;
	(ii)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(iii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the infor- mation set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the calculation of registration fee table in the effective registration statement;
(iv)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1933 that are incorporated by reference in the registration statement;
  (2)
  That, for the purposes of determining any liability under the Act, each such posteffective amendment, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  To remove from registration, by means of a posteffective amendment, any of the securities being registered which remain unsold at the termination of the offering; and

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on February 25, 2005.

THE NEW YORK TIMES COMPANY
By:	/s/ RHONDA L. BRAUER
	Name:	Rhonda L. Brauer
	Title:	Secretary

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Kenneth A. Richieri and Rhonda L. Brauer, and each acting alone, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or posteffective, and any other registration statement for the same offering filed under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ ARTHUR SULZBERGER, JR. Arthur Sulzberger, Jr.	Chairman, Director	February 25, 2005
/s/ JANET L. ROBINSON Janet L. Robinson	Chief Executive Officer, President, Director (principal executive officer)	February 25, 2005
/s/ LEONARD P. FORMAN Leonard P. Forman	Executive Vice President and Chief Financial Officer (principal financial officer)	February 25, 2005
/s/ STUART STOLLER Stuart Stoller	Vice President and Corporate Controller (principal accounting officer)	February 25, 2005

/s/ MICHAEL GOLDEN Michael Golden	Vice Chairman Director	February 25, 2005
/s/ JOHN F. AKERS John F. Akers	Director	February 25, 2005
/s/ BRENDA C. BARNES Brenda C. Barnes	Director	February 25, 2005
/s/ RAUL E. CESAN Raul E. Cesan	Director	February 25, 2005
/s/ JACQUELINE H. DRYFOOS Jacqueline H. Dryfoos	Director	February 25, 2005
/s/ WILLIAM E. KENNARD William E. Kennard	Director	February 25, 2005
/s/ DAVID E. LIDDLE David E. Liddle	Director	February 25, 2005
/s/ ELLEN R. MARRAM Ellen R. Marram	Director	February 25, 2005
/s/ THOMAS MIDDELHOFF Thomas Middelhoff	Director	February 25, 2005
/s/ HENRY B. SCHACHT Henry B. Schacht	Director	February 25, 2005
/s/ DONALD M. STEWART Donald M. Stewart	Director	February 25, 2005
/s/ CATHY J. SULZBERGER Cathy J. Sulzberger	Director	February 25, 2005
/s/ DOREEN A. TOBEN Doreen A. Toben	Director	February 25, 2005

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1 to the Registrant's registration statement on Form S-3 File No. 33-57403)
4.1
Indenture, dated March 29, 1995, between The New York Times Company and JPMorgan Chase Bank (formerly known as Chemical Bank), as trustee (incorporated by reference to Exhibit 4 to the Registrant's registration statement on Form S-3 File No. 33-57403)
4.2
First Supplemental Indenture, dated August 21, 1998 between The New York Times Company and JPMorgan Chase Bank (formerly known as Chemical Bank and as The Chase Manhattan Bank), as trustee (incorporated by reference to Exhibit 4.2 to the Registrant's registration statement on Form S-3 File No. 333-62023)
4.3
Second Supplemental Indenture, dated July 26, 2002, between The New York Times Company and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.3 to the Registrant's registration statement on Form S-3 File No. 333-97199)
5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered
12.1	Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to the Registrant's Annual Report on Form 10-K for the year ended December 26, 2004)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
25.1	Statement on Form T-1 of the eligibility of JPMorgan Chase Bank, as trustee

QuickLinks

TABLE OF CONTENTS
THE NEW YORK TIMES COMPANY
RECENT DEVELOPMENTS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX